Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-1/S-3 (No. 333-126246) and on Form S-8 (Nos. 333-127669 and 333-125909) of Leap Wireless International, Inc. of our report dated February 28, 2007, except for Note 14, as to which the date is March 22, 2007, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, and our report dated May 16, 2005, except for Note 14 as to which the date is March 22, 2007, relating to the financial statements, which appear in this Form 8-K.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
San Diego, California
March 22, 2007